Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as on the   1st day of July 2008.

BETWEEN:

FIRST AMERICAN SCIENTIFIC CORP
  (The “Corporation”)

AND:

      CALVIN LESLIE KANTONEN
(the “Executive”)

WHEREAS, the Corporation desires to employ the Executive as its Chief Financial Officer effective July 1, 2008, and

WHEREAS, the Executive is willing to accept such employment by the Corporation,

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1	Definitions

1.1	For the purposes of this Agreement the following terms shall have the following meanings:

1.1.1
“Termination For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of the Executive's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Corporation, or by reason of the Executive's willful material breach of this Agreement, which has resulted in material injury to the Corporation.

1.1.2
 “Termination Other Than For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation (other than in a Termination for Cause) and shall include constructive termination of the Executive's employment by reason of material breach of this Agreement by the Corporation, such constructive termination to be effective upon notice from the Executive to the Corporation of such constructive termination.

1.1.3
 "Voluntary Termination" shall mean termination by the Executive of the Executive's employment other than (i) constructive termination as described herein, (ii) "Termination upon a Change in Control," and (iii) termination by reason of the Executive's death or disability as described herein.

1.1.5
 "Change in Control" shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

1.1.6
  "Continuing Directors" shall mean, as of any date of determination, any member of the Corporation's board of directors of the Corporation who (i) was a member of that board of directors on January 31, 2001, (ii) has been a member of that board of directors since inception of the Company, or (iii) was nominated for election or elected to the Corporation's board of directors with the affirmative vote of the greater of a majority of the Continuing Directors who were members of the Corporation's board of directors at the time of such nomination or election.

Section 2	Duties

During the term of this Agreement, the Executive agrees to be employed by and to serve the Corporation as its CEO and the Corporation agrees to employ and retain the Executive in such capacity for the duration of the term herein.  In such capacity, the Executive shall render such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position.  The Executive shall devote a substantial portion of his business time, energy, and skill to the affairs of the Corporation as the Executive shall report to the Corporation's board of directors.

The Executive shall report directly to the Board of Directors and the Corporation shall not appoint any individual to whom the Executive shall report, or who shall have the right to supervise the Executive, provided, however, that the Corporation's board of directors may appoint one or more members of the board of directors to coordinate the reporting from the Executive to the board of directors.  In the event that the Corporation changes the Executive's title, working conditions or specifies duties so that the Executive's powers and duties are diminished or reduced, or include powers, duties or working conditions which are not generally consistent with the title of CEO, or if the Corporation changes the reporting relationship so that the Executive reports to another officer or employee, other than the Corporation's board of directors as a whole, then at any time thereafter, at the Executive's option and upon thirty days notice, and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of the Executive within said thirty day period, the Executive shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been constructively terminated by the Corporation without cause.

Section 3	Term of Employment

3.1
Initial Term
The term of employment of the Executive by the Corporation shall be for a period of seven years beginning with Effective Date July 1, 2008 ("Initial Term"), unless terminated earlier pursuant to this Agreement.  At any time prior to the expiration of the Initial Term, the Corporation and the Executive may by mutual written agreement extend the Executive's employment under the terms of this Agreement for such additional periods as they may agree.

Section 4	Compensation

4.1
Base Salary
As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Executive a "Base Salary" for the twelve (12) calendar months beginning the Effective Date at the rate as follows:

a)           $150,000 USD per annum for July 1, 2008 to June 30, 2010
b)           $180,000 USD per annum for July 1, 2010 to June 30, 2012
c)           $210,000 USD per annum for July 1, 2012 to June 30, 2015

4.2
Additional Compensation and Bonuses
The Executive may be paid additional compensation by way of bonuses, additional stock options or otherwise as determined from time to time by management and approved by a majority of the Board of Directors.

4.3	Stock options.

As incentive to the executive to commit to full time employment with the Company, and in consideration of the lost opportunity in so doing, the Company grants the Executive 14,000,000 options to purchase the Company’s stock at $ 0.02 USD, said options to be exercisable at the rate of 2,000,000 at beginning of each employment year or in the case of early termination for any reason whatsoever, all remaining options will be granted on the date of that termination. Any unexercised options will expire ten years after the date of grant.

4.4	Additional Benefits During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

4.4.1
Executive Benefits
The Executive shall be eligible to participate in such of the Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, the Corporation's Stock Option Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any.  For purposes of establishing the length of service under any benefit plans or programs of the Corporation, the Executive's employment with the Corporation will be deemed to have commenced on the Effective Date.

4.4.2	Vacation
The Executive shall be entitled to six (6) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

4.4.3	Medical Insurance
For the term of this Agreement and any extensions thereof, the Corporation shall at its expense procure and keep in effect a Preferred Plan of medical insurance through a Medical Services plan of the Executive’s choice.

4.4.4	Life Insurance
For the term of this Agreement and any extensions thereof, the Corporation shall at its expense procure and keep in effect term life insurance on the life of the Executive payable to the in the aggregate amount of $1,000,000 with the Corporation being the beneficiary thereof. Further, the cost of such insurance will be paid by the Corporation.

4.4.5	Directors’ Liability Insurance
For the term of this Agreement and any extensions thereof, and so long as the Executive is a Director of the Corporation, the Corporation shall at its sole expense, maintain and keep in effect Directors’ liability insurance on behalf of the Executive. In event that the Corporation does not, or is unable to provide such insurance coverage, then the Corporation will indemnify the Executive against any claims or liabilities that may arise, other than for fraud, as a result of the Executive’s service as a Director.

4.4.6	Automobile Allowance
For the term of this Agreement and any extensions thereof the Corporation will reimburse the Executive for mileage accumulated upon his motor vehicle while being used for corporate matters.

4.4.7	Reimbursement for Expenses
During the term of this Agreement, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with her duties under this Agreement.

Section 5	Outside Activities of Executive

The Corporation acknowledges that the Executive has commitments and business activities not related to the Corporation.  There shall be no restriction on the Executive's ability to fulfill such commitments or engage in such business activities, provided that during the term of the Executive's employment under this Agreement, the Executive devotes at lease 80% of his time to corporate matters.

Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for investing personal assets and/or those of family members in such form or manner that will not violate this Agreement and these activities will be permitted so long as they do not materially adversely affect the performance of the Executive's duties and obligations to the Corporation.

Section 6	Obligation to Pay

The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be unconditional, and the Executive shall have no obligation whatsoever to mitigate damages hereunder.  If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Corporation, to the extent permitted by applicable law and the Corporations' articles of incorporation and bylaws, hereby indemnifies and will pay the Executive for the Executive's reasonable attorneys' fees and disbursements incurred in such litigation.

Withholdings

All compensation and benefits to the Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Payment of amounts due

If the event that the Company is unable to pay any amounts due to the Executive on the date that it is specified due herein, or to pay any other amounts due the Executive as a result of his employment at any time with the Corporation, the Executive may elect, as its sole option, to accept free trading stock of the Company in lieu of said payment calculated at a rate that is discounted by 10 % from the lesser of the fair market price of the stock on the day the amount was due and the day the stock is issued.  This election to accept stock by way of the Company’s Stock option plan or otherwise shall be in addition to any other grants, stock options or stock bonuses payable hereunder. In the event that the Corporation is unable to provide the free trading stock contemplated herein, the Executive may accept restricted stock at a rate discounted by 20%, failing which the Corporation will provide suitable collateral until payment has been made in full.

Section 7	Termination

7.1	For Cause
Termination for Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to the Executive. Upon Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension play or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

7.2	Other Than For Cause
Notwithstanding anything else in this Agreement, the Corporation may affect a Termination Other Than for Cause at any time upon giving written notice to the Executive of such termination. Upon any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under the Corporation's stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

7.3	By Reason of Disability
If, during the term of this Agreement, the Executive, in the reasonable judgment of the Corporation's board of directors, has failed to perform her duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than three consecutive months, the Corporation shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

7.4	On Death
In the event of the Executive's death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Corporation shall promptly pay to his estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

7.5	Voluntary
In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

7.6	Upon a Change in Control
In the event of a Termination Upon a Change in Control, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of any awards granted to the Executive under the Corporation's Stock Option Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, and all Severance Compensation, but no other compensation or reimbursement of any kind.

7.7	Notice of Termination
The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days written notice to the Executive of such termination. The Executive may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days written notice to the Corporation of such termination.

Section 8	Severance Compensation

8.1
Severance Compensation in the Event of a Termination Upon a Change in Control
In the event the Executive's employment is terminated in a Termination Upon a Change in Control, the Executive shall be paid as severance compensation ("Severance Compensation") the greater of the balance of the unpaid salary calculated to the end of the term of this agreement times two (2) and his Base Salary (at the rate payable at the time of such termination), for a period of twenty-four (24) months from the date of such termination.  Said Severance Compensation shall be paid regardless of Executive being employed by a new employer during such period.  Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section.  The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant.  The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, through the remaining term of this Agreement.

8.2
Severance Compensation in the Event of a Termination Other Than for Cause
In the event the Executive's employment is terminated in a Termination Other Than for Cause, the Executive shall be paid as Severance Compensation the greater of the balance of the unpaid salary calculated to the end of the term of this agreement and his Base Salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such termination.  Said Severance Compensation will be paid regardless of Executive being employed by a new employer during such period.  Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section.  The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant.  The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement.

8.3
Severance Compensation Upon Other Termination
In the event of a Voluntary Termination, Termination For Cause, Termination by reason of the Executive's death or disability as described herein, the Executive or his estate shall be paid the greater of the balance of the unpaid salary calculated to the end of the term of this agreement and his Base Salary (at the rate payable at the time of such termination), for a period of six (6) months from the date of such termination, on the dates specified in Section 3.1.  Said Severance Compensation will be paid regardless of Executive being employed by a new employer during such period.  Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section.  The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant.  The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, through the remaining term of this Agreement.

Section 9	Confidentiality

The Executive agrees that all confidential and proprietary information relating to the Corporation's business shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's board of directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 10	Indemnification

In addition to any rights to indemnification to which the Executive is entitled to under the Corporation's articles of incorporation and bylaws, the Corporation shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under Washington Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay the Executive's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Section 11	Notices

Notice under this Agreement shall be in writing and shall be effective when actually delivered.  If mailed, notice shall be deemed effective 48 hours after mailing as registered or certified mail, postage prepaid, directed to the other party at the address set forth below or such other address as the party may indicate by written notice to the other:

First American Scientific Corp	Calvin Leslie Kantonen
700 – 101 Convention Way
Las Vegas, Nevada	___________________
USA 89109	___________________

Section 12	Time

Time is of the essence of this Agreement.

Section 13	No Release

Both parties agree that the termination of this Agreement or the expiration of the term of this Agreement shall not release either party from any obligations under Sections this Agreement.

Section 14	Survival

Any of the terms and covenants contained in this Agreement which require the performance of either party after Termination shall survive such Termination.

Section 15	Waiver

Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

Section 16	Assignment

Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

Section 17	Law Governing

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Section 18	Attorney Fees

In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the trial court and/or appellate court.

Section 19	Presumption

This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 20	Computation of Time

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section 21	Titles and Captions

All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 22	Pronouns and Plurals

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section 23	Entire Agreement

This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 24	Prior Agreements

This document is the entire, final and complete agreement of the parties and supersedes and replaces all prior or existing written and oral employment agreements.

Section 25	Agreement Binding

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 26	Savings Clause

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 27	Separate Counsel

The parties acknowledge that Executive has not been represented in this transaction by counsel and the Company has been represented by Conrad C. Lysiak, Attorney and Counselor at Law.

IN WITNESS WHEREOF, the parties have executed this Agreement, the 1st day of July, 2008.

FIRST AMERICAN SCIENTIFIC CORP

By:	JOHN BRIAN NICHOLS
John Brian Nichols
Title:	President

Attest:

[Seal]

EXECUTIVE

By:	CALVIN KANTONEN
Calvin Leslie Kantonen